UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2012 (September 28, 2012)

ALPHA NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Alpha Place, P.O. Box 16429,

Bristol, VA 24209

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement

On September 28, 2012, Alpha Natural Resources, Inc. (“Alpha”) and certain of Alpha’s wholly owned subsidiaries entered into an Underwriting Agreement with Citigroup Global Markets Inc. on behalf of themselves and the other underwriters named in Schedule II thereto (collectively, the “Underwriters”), to issue and sell to the Underwriters $500 million aggregate principal amount of 9.75% senior notes due 2018 (the “Senior Notes”). Alpha estimates that the net proceeds from the offering of the Senior Notes will be approximately $479.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. Alpha intends to use a portion of the net proceeds from this offering to fund the purchase price of up to $350 million of 3.25% Convertible Senior Notes due 2015 (the “3.25% Convertible Notes”) issued by Alpha Appalachia Holdings, Inc. (formerly Massey Energy Company) (“Alpha Appalachia”), which are tendered and accepted by Alpha for purchase in the Tender Offer and Consent Solicitation, including the payment of applicable premiums. Any remaining net proceeds from this offering, including if the Tender Offer and Consent Solicitation is not consummated, are intended to be used for general corporate purposes.

The sale of the Senior Notes was made pursuant to Alpha’s registration statement on Form S-3 (No. 333-165473) (the “Registration Statement”) previously filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, including the prospectus dated March 15, 2010, as supplemented by the prospectus supplement dated September 27, 2012, filed with the SEC pursuant to Rule 424(b).

The Underwriting Agreement includes representations, warranties and covenants by Alpha customary for agreements of this nature. It also provides for customary indemnification by each of Alpha and the Underwriters against certain liabilities arising out of, or in connection with, the sale of the Senior Notes and customary contribution provisions in respect of those liabilities. The sale of the Senior Notes is expected to close on October 11, 2012.

The foregoing description of the Underwriting Agreement is a summary and is not meant to be a complete description of this agreement. This description is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement, which is attached hereto as Exhibit 1.1, and incorporated by reference into this Current Report on Form 8-K and the Registration Statement.

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriters and certain of their affiliates have engaged in, are engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Alpha or its affiliates, including the Third Amended and Restated Credit Agreement, dated as of May 19, 2011, by and among Alpha, Citicorp North America, Inc., as administrative agent and as collateral agent, the guarantors party thereto and the other parties thereto (the “Credit Agreement), and Alpha’s commitments with respect thereto. They have received, or may in the future receive, customary fees and commission for these transactions. Affiliates of certain of the Underwriters are lenders and/or agents under our Credit Agreement. In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Such investments and securities activity may involve securities and instruments of the issuer, including the 3.25% Convertible Notes, and therefore, the Underwriters and/or their respective affiliates may indirectly receive a portion of the net proceeds from this offering. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Citigroup Global Markets Inc. and Barclays Capital Inc. are acting as dealer managers in the Tender Offer and Consent Solicitation, for which they will receive customary fees.

Item 8.01 Other Events.

On September 28, 2012, Alpha issued a press release announcing the pricing of its public offering of the Senior Notes. A copy of Alpha’s press release is filed as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 28, 2012, among Alpha, certain of Alpha’s wholly owned subsidiaries, as guarantors, and Citigroup Global Markets Inc., on behalf of the Underwriters.

99.1	Press release dated September 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

October 2, 2012	By:	/s/ William L. Phillips III
Name: William L. Phillips III
Title: Assistant Secretary

Exhibit Index

Exhibit No.	Description

1.1	Underwriting Agreement, dated September 28, 2012, among Alpha, certain of Alpha’s wholly owned subsidiaries, as guarantors, and Citigroup Global Markets Inc., on behalf of the Underwriters.

99.1	Press release dated September 28, 2012.

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